UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2011

SUNRISE SENIOR LIVING, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16499	54-1746596
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7900 Westpark Drive

McLean, Virginia 22102

(Address of principal executive offices) (Zip Code)

(703) 273-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreement with Greg Neeb

On January 25, 2011, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Sunrise Senior Living, Inc. (the “Company”) approved an Amended and Restated Employment Agreement with Greg Neeb, the Company’s Chief Investment and Administrative Officer (the “Restated Agreement”). The Restated Agreement is effective as of January 25, 2011. Except as described below, the Restated Agreement has substantially the same terms and conditions as Mr. Neeb’s original employment agreement which was effective as of January 21, 2009.

Pursuant to the Restated Agreement, Mr. Neeb’s employment term has been extended from January 21, 2012 to January 25, 2013, with automatic one-year renewals at the end of that term and each year thereafter unless either party otherwise provides notice to the other at least 120 days prior to the next renewal.

In connection with the execution of the Restated Agreement, the Compensation Committee granted Mr. Neeb, on January 25, 2011, an option to purchase 500,000 shares of the Company’s common stock at $7.31 per share, the closing price of the Company’s common stock on January 25, 2011 (the “Re-Signing Options”), with such Re-Signing Options vesting ratably on each of January 25, 2012, 2013 and 2014, so long as Mr. Neeb continues to be employed with the Company on such vesting date. In addition, within 14 days of the execution of the Restated Agreement, Mr. Neeb will receive from the Company a cash re-signing bonus of $2 million (the “Re-Signing Bonus”).

In consideration for the Re-Signing Options and the Re-Signing Bonus, under the Restated Agreement, Mr. Neeb may terminate his employment prior to January 25, 2013 only with “Good Reason” (as defined in the Restated Agreement) or with the express written consent of the Board of Directors of the Company (a “Consensual Resignation”). In the event that Mr. Neeb terminates his employment for any other reason prior to January 25, 2013, he will be considered in breach of the Restated Agreement and will forfeit the Re-Signing Bonus. In addition, in the event that Mr. Neeb terminates his employment as a result of a Consensual Resignation, he will forfeit either all (if the termination is during the first year following the effective date of the Restated Agreement) or two-thirds (if the termination is during the second year following the effective date of the Restated Agreement) of the Re-Signing Options. The goal of these provisions is to ensure, to the extent practicable, that the Company will retain the services of Mr. Neeb for at least the next two years.

The Restated Agreement also eliminates the “golden parachute” excise tax gross-up provision that was included in Mr. Neeb’s original employment agreement. In addition, if allowed by our health benefits plans, in the event Mr. Neeb’s employment is terminated (a) as a result of Mr. Neeb’s death or disability, by Mr. Neeb for Good Reason or by the Company without Cause, (b) by Mr. Neeb pursuant to a Consensual Resignation before January 25, 2013 or (c) by Mr. Neeb other than for Good Reason on or after January 25, 2013, Mr. Neeb will be entitled to purchase at his expense group health benefits offered to our active employees generally covering Mr. Neeb, his spouse and his children until he attains, or in the case of death, would have attained age 65 (but as to his children, only through their attainment of age 26).

The Re-Signing Options have a term of 10 years. In the event that Mr. Neeb’s employment is terminated (i) by reason of his death or “Disability”, (ii) by the Company other than for “Cause” or (iii) by Mr. Neeb for “Good Reason” (each as defined in the Restated Agreement and a “severance-qualifying termination”) on or after January 25, 2013, Mr. Neeb’s Re-Signing Options will vest in full. If a severance-qualifying termination occurs prior to January 25, 2013, one-third of the Re-Signing Options will accelerate and vest plus a pro-rata portion of an additional one-third will accelerate and vest for the vesting year in which Mr. Neeb’s termination occurs. In addition, in the event that Mr. Neeb’s employment is terminated by the Company other than for “Cause” or by Mr. Neeb for “Good Reason” either (i) within two years following a Change in Control (as defined in the Company’s 2008 Omnibus Incentive Plan) or (ii) prior to a Change in Control, but after the execution of a definitive agreement providing for such a Change in Control and such termination arose in connection with or in anticipation of such Change in Control, then all of the Re-Signing Options will vest in full.

Termination of Employment of Current Chief Financial Officer and Appointment of New Chief Financial Officer

In connection with the Company’s desire to reduce ongoing general and administrative expense by combining the chief financial officer and chief accounting officer positions, on January 31, 2011, Sunrise’s Board of Directors approved (a) the termination of employment of Julie A. Pangelinan, the Company’s current Chief Financial Officer, effective on or before March 11, 2011 (the “Termination Date”) and (b) the appointment of C. Marc Richards, the Company’s current Chief Accounting Officer, as the Company’s new Chief Financial Officer, effective as of Ms. Pangelianan’s Termination Date (the “New CFO Effective Date”). Ms. Pangelinan’s termination of employment will constitute a termination of employment other than for Cause, as such term is defined in Ms. Pangelinan’s employment agreement with the Company, as amended (the “Employment Agreement”) . (Her employment agreement is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated January 21, 2009).

Pursuant to the Employment Agreement, subject to Ms. Pangelinan’s execution of a release of claims against the Company and its officers, directors and affiliates, Ms. Pangelinan will be entitled to receive within 30 days of her departure date severance benefits that include a lump sum cash payment of $1.1 million, which equals two years of base salary and 75% of her target bonus amount (based on her base salary of $400,000 and target bonus of 100% of base salary), plus health care continuation coverage under COBRA at the Company’s expense for up to 18 months following her Termination Date. In addition, the remaining unvested portion (166,666 shares) of an option granted to her in December 2008 will accelerate and vest. The exercise price of the option is $1.37 per share. Ms. Pangelinan will also be eligible to receive the remaining portion of her annual bonus for 2010, which bonus will be determined by the Compensation Committee at its February 2011 meeting.

On January 31, 2011, the Compensation Committee approved an employment agreement for Mr. Richards, effective as of the New CFO Effective Date. Mr. Richards’ employment agreement will provide for an initial three-year employment term commencing on the New CFO Effective Date, with automatic one-year renewals at the end of that term and each year thereafter unless either party provides notice to the other, at least 120 days prior to the next renewal date, that the term will not be extended.

Under the employment agreement, Mr. Richards will receive an annual base salary for 2011 of $300,000 as Chief Financial Officer and will be eligible for an annual bonus for 2011 of a pro-rated amount reflecting his target annual bonus of 50% of his $235,000 annual base salary during the portion of 2011 during which he shall have served as Chief Accounting Officer and a target annual bonus of 100% of his $300,000 annual salary for the balance of 2011 during which he will be serving as Chief Financial Officer. His actual annual bonus for 2011 may be higher or lower than such target annual bonus depending on the actual performance of the Company and Mr. Richards, as determined by the Compensation Committee in its sole discretion. Thereafter, for 2012 and beyond, Mr. Richards will be eligible for an annual bonus under the Company’s annual incentive plan in a target amount equal to 100% of his annual base salary (although the actual annual bonus paid to him may range from 0 to 150% of his annual base salary), subject to the achievement of applicable performance goals.

In addition, the Compensation Committee approved a grant to Mr. Richards of 100,000 shares of restricted stock effective on the New CFO Effective Date. The restricted stock will vest at a rate of one-third on each of the first three anniversaries of the New CFO Effective Date, subject to Mr. Richards’ continued employment on the applicable vesting date.

Pursuant to Mr. Richards’ employment agreement, in the event that his employment is terminated by the Company other than for Cause, death or Disability or by the executive for Good Reason, the Company will pay Mr. Richards accrued obligations and, subject to his execution (and non-revocation) of a general release of claims, a lump sum severance payment within 30 days following the date of termination in an amount equal to the sum of (i) two times Mr. Richards’ annual base salary and (ii) 0.75 times his target annual bonus amount. In addition, if Mr. Richards makes a timely election to receive COBRA coverage, the Company will pay the cost of such coverage during the period it remains in effect, not to exceed 18 months following the date of termination. For purposes of Mr. Richards’ employment agreement, the definitions of “Cause”,”Disability” and “Good Reason” will be the same as those contained in Ms. Pangelinan’s Employment Agreement.

If such termination of employment occurs on or after the second anniversary of the New CFO Effective Date, Mr. Richards’ restricted stock will vest in full, subject to his execution (and non-revocation) of a general release of claims; if such termination occurs prior to the second anniversary of the New CFO Effective Date, Mr. Richards’ unvested restricted stock will, subject to his execution (and non-revocation) of a general release of claims, will vest as to one-third of the restricted stock, plus an additional number of shares of restricted stock equal to the product of one-third of the number of shares of restricted stock times a fraction, the numerator of which is the number of days from the latest anniversary of the New CFO Effective Date through the date of termination and the denominator of which is 365.

If, however, Mr. Richards’ employment is terminated by the Company other than for Cause, death or Disability or him for Good Reason and either:

•	such termination occurred within two years following a Change of Control (as defined in the Company’s 2008 Omnibus Incentive Plan, as amended) of the Company; or

•

such termination occurred prior to a Change of Control, but after the execution of a definitive agreement providing for a Change of Control, and such termination arose in connection with or anticipation of such Change of Control, then, in lieu of the severance benefits described above, the Company will pay Mr. Richards (i) accrued obligations, and (ii) a lump sum severance payment equal to the product of two and the sum of Mr. Richards’ annual base salary and average annual bonus in respect of the two fiscal years of the Company immediately preceding the year in which the Change of Control occurs (or if the date of termination occurs prior to the payment date of such fiscal years’ annual bonuses, the target bonus for the fiscal year in which the Change of Control occurs). In addition, Mr. Richards will receive his target bonus for the year of termination, pro-rated through the date of termination, and Company-paid COBRA coverage for up to 18 months following the date of termination. Finally, the restricted stock will vest in full (even if the date of termination is more than two years following the Change of Control).

Pursuant to Mr. Richards’ employment agreement and the Company’s recoupment policy, any incentive or equity compensation paid to Mr. Richards will be subject to recoupment in the event of a restatement of the Company’s consolidated financial statements, to the extent such compensation would not otherwise have been received based on the restated financial statements.

Pursuant to his employment agreement, Mr. Richards will be subject to covenants of non-competition and non-solicitation of the Company’s employees and customers during his employment and for a period of two years thereafter (provided that the non-competition covenant will be reduced to six months if his employment terminates at the end of the term as a result of non-renewal by the Company), and to perpetual duties of confidentiality and non-disparagement.

Except for Mr. Richards’ base salary and target bonus for 2011, the foregoing employment agreement provisions are the same as contained in Ms. Pangelinan’s Employment Agreement. Mr. Richards’ employment agreement, however, will not contain a “golden parachute” excise tax gross-up provision.

Mr. Richards, age 39, joined the Company as its Chief Accounting Officer in July 2009. From November 2007 to July 2009, he was a Vice President of JE Robert Companies and functioned as the Controller for JER Investors Trust, a publicly traded real estate investment trust (“REIT”) that invests in real estate loans, commercial mortgage backed securities and other structured finance products. While serving in this capacity, Mr. Richards supervised the accounting and financial reporting functions, Sarbanes-Oxley Act compliance and REIT tax compliance of JER Investors Trust. From May 2006 to October 2007, Mr. Richards served as Vice President and Corporate Controller of Republic Property Trust, a publicly traded owner, operator and redeveloper of commercial office buildings in the

Metropolitan D.C area, which was acquired by Liberty Property Trust in August 2007. In this role, Mr. Richards supervised the accounting and financial reporting functions of Republic Property Trust. From July 1999 to May 2006, Mr. Richards served in a variety of accounting positions with increasing responsibilities at The Mills Corporation, a publicly traded developer, owner and manager of a diversified portfolio of regional shopping malls and retail entertainment centers, which was acquired by Simon Property Group and Farallon Capital in May 2007. These positions included, among others, Group Vice President of Corporate Accounting (until May 2006) and Vice President of Corporate and Property G/L Accounting (2004-2006).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC.

Date: January 31, 2011	By:	/s/ Mark S. Ordan
Mark S. Ordan Chief Executive Officer